EXHIBIT 5.1


                         [COOLEY GODWARD LLP LETTERHEAD]

September 16, 1999


Corvas International, Inc.
3030 Science Park Road
San Diego, CA 92121


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Corvas International, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") including a related prospectus, with the Securities and Exchange Commission covering the offering of 4,224,000 shares of the Company's Common Stock, $.001 par value (the "Securities") on behalf of certain selling stockholders, including 1,300,000 shares of Common Stock (the "Shares") and up to 2,924,000 shares of Common Stock (the "Convertible Note Shares") issuable upon the conversion of convertible notes held by certain selling securityholders (the "Convertible Notes").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Convertible Notes, the Company's Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable and (ii) the Convertible Note Shares, when issued upon conversion of the Convertible Notes, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


/s/ Barbara L. Borden
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Barbara L. Borden